As filed with the Securities and Exchange Commission on June 8, 2021 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________________

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)
_________________________________________
DELAWARE		94-3155066
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
39700 Eureka Drive Newark, CA 94560
(Address of principal executive offices)

2004 EQUITY INCENTIVE PLAN
(Full title of the plan)

Lynn Zhao Chief Financial Officer Socket Mobile, Inc. 39700 Eureka Drive Newark, CA 94560
(Name and address of agent for service)

(510) 933-3000
(Telephone number, including area code, of agent for service)

Copy to: Herbert P. Fockler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Accelerated filer [ ]

Non-accelerated filer [X] Smaller reporting company [X]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	484,812 shares (2)	$5.98 (3)	$2,899,175.76 (3)	$316.30

(1)       Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2004 Equity Incentive Plan (the “2004 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)       Represents automatic annual increases of 240,707 shares and 244,105 shares on January 1, 2020 and January 1, 2021, respectively, to the number of shares of common stock reserved for issuance pursuant to future awards under the 2004 Plan, which increase is provided for in the 2004 Plan.

(3)       Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.98 per share price, which represents the average of the high and low sale prices of the Registrant’s common stock as reported by the Nasdaq Capital Market on June 1, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of common stock of Socket Mobile, Inc. (the “Registrant”) under the Registrant’s 2004 Equity Incentive Plan (the “2004 Plan”). The number of shares of the Registrant’s common stock available for grant and issuance under the 2004 Plan is subject to an annual increase on the first day of each fiscal year by an amount equal to the least of: (i) 400,000 shares, (ii) four percent (4%) of the number of shares of the Registrant’s common stock issued and outstanding on such date, and (iii) an amount determined by the Registrant’s board of directors (the provision of the 2004 Plan allowing for this annual increase is referred to as the “Evergreen Provision”). On January 1, 2020 and January 1, 2021, the number of shares of the Registrant’s common stock available for grant and issuance under the 2004 Plan increased by 240,707 shares and 244,105 shares, respectively. This Registration Statement registers these additional 484,812 shares of the Registrant’s common stock, which were available for grant and issuance under the 2004 Plan pursuant to the Evergreen Provision as of January 1, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), filed with the Commission on March 23, 2021;

(b)    The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into the Annual Report, filed with the Commission on March 24, 2021;

(c)    The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Commission on May 14, 2021;

(d)    The Registrant’s Current Reports on Form 8-K filed with the Commission on January 27, 2021, February 4, 2021, February 24, 2021, March 4, 2021, April 22, 2021, May 14, 2021, and May 19, 2021 (except to the extent information contained in any of the Forms 8-K is furnished and not filed); and

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(e)    The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 17, 2016, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 and Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors, officers and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers and authorize indemnification of employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit Number	Description
4.1(1)	2004 Equity Incentive Plan as amended.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).
23.2	Consent of Sadler Gibb & Associates, LLC, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (see page 4).

_____________________

(1) Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on March 28, 2019.

Item 9. Undertakings.

(a)                The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

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(c)                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on this 8th day of June 2021.

SOCKET MOBILE, INC.

By: /s/ Lynn Zhao___________________

Lynn Zhao

Chief Financial Officer and

Vice President of Finance and Administration

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Kevin J. Mills and Lynn Zhao, and each one of them individually, as their attorneys-in-fact, each with the power of substitution, for them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin J. Mills Kevin J. Mills	President and Chief Executive Officer (Principal Executive Officer), and Director	June 8, 2021

/s/ Lynn Zhao Lynn Zhao	Chief Financial Officer and Vice President of Finance and Administration (Principal Financial and Accounting Officer), and Director	June 8, 2021

/s/ Charlie Bass Charlie Bass	Chairman of the Board of Directors	June 8, 2021

/s/ Brenton Earl MacDonald Brenton Earl MacDonald	Director	June 8, 2021

/s/ David W. Dunlap David W. Dunlap	Director	June 8, 2021

/s/ Ivan Lazarev Ivan Lazarev	Director	June 8, 2021

/s/ William L. Parnell, Jr. William L. Parnell, Jr.	Director	June 8, 2021

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